As filed with the Securities and Exchange Commission on April 19, 2013

Registration No. 333-185742

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gulf Coast Ultra Deep Royalty Trust

Freeport-McMoRan Copper & Gold Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6792 1000	46-6448579 74-2480931
	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

333 N. Central Ave.

Phoenix, AZ 85004

(602) 366-8100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas N. Currault II

Assistant General Counsel and Secretary

Freeport-McMoRan Copper & Gold Inc., as depositor of the Royalty Trust

333 N. Central Ave.

Phoenix, AZ 85004

(602) 366-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David E. Shapiro Wachtell, Lipton, Rosen, & Katz 51 West 52nd Street New York, NY 10019 (212) 403-1000	Michael J. Aiello Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153 (212) 310-8000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)(4)
Royalty Trust Units	241,688,791 units	N/A	$217,193,516	$29,625.20

(1)	The maximum number of units that could be issuable pursuant to this registration statement upon completion of the merger described herein. This number is based on the number of shares of McMoRan Exploration Co. (MMR) common stock estimated to be outstanding, including shares reserved for issuance upon conversion of MMR’s outstanding convertible securities, the exercise of options and the vesting of restricted stock units under incentive plans, and the exchange of each of those shares of MMR common stock, for cash and royalty trust units pursuant to the formula set forth in the Agreement and Plan of Merger, dated as of December 5, 2012, by and among MMR, Freeport-McMoRan Copper & Gold Inc. (FCX) and INAVN Corp. (the merger agreement).
(2)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(f)(1), 457(f)(3) and 457(c) under the Securities Act, the proposed maximum aggregate offering price of the registrant’s royalty trust units was calculated based upon the market value of shares of MMR common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: (A) the product of (1) $15.67, the average of the high and low prices per share of MMR common stock on December 20, 2012, as quoted on the New York Stock Exchange, multiplied by (2) 236,079,909, the maximum number of shares of MMR common stock which may be cancelled in the merger as described in footnote 1, less (B) the amount of cash to be paid by FCX in exchange for shares of MMR common stock (which equals $3,482,178,658 or $14.75 per share of MMR common stock).
(3)	Calculated pursuant to Section 6(b) of the Securities Act and Securities and Exchange Commission Fee Rate revised October 2012 at a rate equal to $136.40 per $1,000,000 of the proposed maximum aggregate offering price.
(4)	Previously paid.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 to the Registration Statement on Form S-4 is being filed for the sole purpose of filing an additional exhibit to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Pursuant to the DGCL, a corporation may not indemnify any director, officer, employee or agent made or threatened to be made a party to any threatened, pending, or completed proceeding unless such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful.

In the case of a proceeding by or in the right of the corporation to procure a judgment in its favor (e.g., a stockholder derivative suit), a corporation may indemnify an officer, director, employee or agent if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no person adjudged to be liable to the corporation may be indemnified unless, and only to the extent that, the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL’s indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys’ fees.

As permitted by the DGCL, the FCX certificate of incorporation includes a provision that eliminates the personal liability of FCX’s directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to FCX or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

As a result of this provision, FCX’s ability or that of FCX stockholders to successfully prosecute an action against a director for breach of his or her duty of care is limited. However, this provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his or her duty of care. The Securities and Exchange Commission has taken the position that this provision will have no effect on claims arising under the federal securities laws.

In addition, the FCX certificate of incorporation provides for mandatory indemnification rights, subject to limited exceptions, to any director or executive officer who (because of the fact that he or she is FCX’s director or officer) is involved in a legal proceeding of any nature. These indemnification rights include reimbursement for expenses incurred by FCX’s director or officer in advance of the final disposition of a proceeding according to applicable law.

The indemnification provisions in the FCX certificate of incorporation and bylaws may be sufficiently broad to permit indemnification of FCX’s directors and executive officers for liabilities arising under the Securities Act. FCX also provides insurance from commercial carriers against some liabilities incurred by FCX’s directors and officers.

Item 21.	Exhibits.

Exhibit Number	Description
2.1†	Agreement and Plan of Merger, dated as of December 5, 2012, by and among McMoRan Exploration Co., Freeport-McMoRan Copper & Gold Inc. and INAVN Corp. (schedules and exhibits omitted pursuant to 601(b)(2) of Regulation S-K) (included as Annex A to the proxy statement/prospectus in this registration statement)

3.1**	Certificate of Trust of Gulf Coast Ultra Deep Royalty Trust

3.2	Form of Certificate of Amendment of Certificate of Trust of Gulf Coast Ultra Deep Royalty Trust (included as Exhibit A in Exhibit 5.1 hereto)

3.3	Composite Certificate of Incorporation of FCX, as in effect on the date hereof, incorporated herein by reference to Exhibit 3.1 of FCX’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010

3.4	Amended and Restated Bylaws of FCX, as in effect on the date hereof, incorporated herein by reference to Exhibit 3.1 of FCX’s Current Report on Form 8-K filed on April 17, 2013

5.1**	Form of Opinion of Morris, Nichols, Arsht & Tunnell LLP regarding legality of securities being registered

8.1**	Opinion of Weil, Gotshal & Manges LLP regarding tax matters

10.1	Voting and Support Agreement dated as of December 5, 2012, by and between McMoRan Exploration Co., Plains Exploration & Production Company and Freeport-McMoRan Copper & Gold Inc. (included as Annex B to the proxy statement/prospectus in this registration statement)

10.2**	Trust Agreement of Gulf Coast Ultra Deep Royalty Trust, dated as of December 18, 2012

10.3*	Form of Amended and Restated Trust Agreement of Gulf Coast Ultra Deep Royalty Trust to be entered into upon the closing of the merger

10.4*	Form of Master Conveyance of Overriding Royalty Interest by and between McMoRan Oil & Gas LLC and Gulf Coast Ultra Deep Royalty Trust to be entered into upon the closing of the merger.

23.1**	Consent of Ernst &Young LLP, the independent registered public accounting firm for Gulf Coast Ultra Deep Royalty Trust

23.2**	Consent of Ernst & Young LLP, the independent registered public accounting firm for McMoRan Exploration Co.

23.3**	Consent of Ernst & Young LLP, the independent registered public accounting firm for Freeport-McMoRan Copper & Gold Inc.

23.4**	Consent of Ryder Scott Company, L.P.

23.5	Consent of Morris, Nichols, Arsht & Tunnell LLP for legality opinion (included in Exhibit 5.1 hereto)

23.6	Consent of Weil, Gotshal & Manges LLP for tax opinion (included in Exhibit 8.1 hereto)

24.1**	Powers of Attorney

99.1**	Form of Preliminary Proxy Card of McMoRan Exploration Co.

99.2	Opinion of Evercore Group L.L.C., financial advisor to the special committee of the board of directors of McMoRan Exploration Co. (included as Annex C to the proxy statement/prospectus in this registration statement)

99.3**	Consent of Evercore Group L.L.C., financial advisor to the special committee of the board of directors of McMoRan Exploration Co.

Exhibit Number	Description

99.4	Opinion of Credit Suisse Securities (USA) LLC, financial advisor to the special committee of the board of directors of Freeport-McMoRan Copper & Gold Inc. (filed as Exhibit (c)(5) to the Schedule 13E-3 with respect to the merger filed with the Securities and Exchange Commission on December 28, 2012 and incorporated herein by reference thereto)

99.5**	Consent of Credit Suisse Securities (USA) LLC, financial advisor to the special committee of the board of directors of Freeport-McMoRan Copper & Gold Inc.

99.6**	Summary Report of Ryder Scott Company, L.P. relating to McMoRan Oil & Gas LLC as of July 1, 2012

99.7**	Summary Report of Ryder Scott Company, L.P. relating to K-Mc Ventures I LLC as of July 1, 2012

99.8**	Consent of Ryder Scott Company, L.P. relating to the Ryder Scott reserve reports

99.9**	Report of Ryder Scott Company, L.P. relating to K-Mc Ventures I LLC as of July 1, 2012

99.10	Report of Ryder Scott Company, L.P. relating to McMoRan Oil & Gas LLC as of July 1, 2012 (Part I)

99.11**	Letter Agreement by and between McMoRan Exploration Co., Freeport-McMoRan Copper & Gold Inc. and INAVN Corp. dated as of March 11, 2013

99.12*	Report of Ryder Scott Company, L.P. relating to McMoRan Oil & Gas LLC as of July 1, 2012 (Part II)

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.
*	To be filed by amendment.
**	Previously filed.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(8) To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(9) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(10) That every prospectus that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (§ 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(11) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(12) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(13) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrants have duly caused this Amendment No. 5 to the Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on April 19, 2013.

GULF COAST ULTRA DEEP ROYALTY TRUST By: Freeport-McMoRan Copper & Gold Inc., as Depositor

By:	/s/ Kathleen L. Quirk

	Name:	Kathleen L. Quirk
	Title:	Executive Vice President, Chief Financial Officer & Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities indicated on April 19, 2013.

Signature	Title

/s/ Kathleen L. Quirk	Trustee
Kathleen L. Quirk

/s/ Douglas N. Currault II	Trustee
Douglas N. Currault II

FREEPORT-MCMORAN COPPER & GOLD INC.

By:	/s/ Kathleen L. Quirk

	Name:	Kathleen L. Quirk
	Title:	Executive Vice President, Chief Financial Officer & Treasurer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities indicated on April 19, 2013.

Signature	Title

*	President, Chief Executive Officer and Director
Richard C. Adkerson	(Principal Executive Officer)

/s/ Kathleen L. Quirk	Executive Vice President, Chief Financial Officer
Kathleen L. Quirk	and Treasurer (Principal Financial Officer)

/s/ C. Donald Whitmire, Jr.	Vice President and Controller—Financial Reporting
C. Donald Whitmire, Jr.	(Principal Accounting Officer)

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Signature	Title

*	Chairman of the Board
James R. Moffett

*	Vice Chairman of the Board
B. M. Rankin, Jr.

*	Director
Robert J. Allison, Jr.

*	Director
Robert A. Day

*	Director
Gerald J. Ford

*	Director
H. Devon Graham, Jr.

*	Director
Charles C. Krulak

*	Director
Bobby Lee Lackey

*	Director
Jon C. Madonna

*	Director
Dustan E. McCoy

*	Director
Stephen H. Siegele

*	Kathleen L. Quirk hereby signs this Amendment No. 5 to the Registration Statement on behalf of the indicated persons for whom she is attorney-in-fact on April 19, 2013, pursuant to powers of attorney previously filed as Exhibit 24.1 to Amendment No. 2 to the Registration Statement on Form S-4 of the Royalty Trust and FCX filed with the Securities and Exchange Commission on March 12, 2013.

BY:	/s/ Kathleen L. Quirk
Attorney-in-fact
Dated: April 19, 2013

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